The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2014 Results

Cincinnati, April 24, 2014 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	First-quarter 2014 net income of $91 million, or 55 cents per share, compared with $154 million, or 94 cents per share, in the first quarter of 2013.

•	$77 million, or 46 cents per share operating income*, compared with $128 million, or 78 cents per share, in the 2013 first quarter.

•
Lower first-quarter 2014 net income reflects the after-tax impact of two primary items: $1 million property casualty underwriting loss that includes $57 million of natural catastrophe losses with a 34 cent per-share impact, compared with the first-quarter 2013’s $51 million of underwriting profit and catastrophe impact of $7 million or 4 cents per share; plus a $12 million decrease from net realized investment gains.

•	$37.73 book value per share at March 31, 2014, up 1 percent from December 31, 2013.

•	2.6 percent value creation ratio for the first three months of 2014, compared with 7.0 percent for the same period of 2013.

Financial Highlights

(In millions except per share data)	Three months ended March 31,
	2014	2013	% Change
Revenue Highlights
Earned premiums	$1,027	$931	10
Investment income, pretax	135	128	5
Total revenues	1,189	1,103	8
Income Statement Data
Net income	$91	$154	(41)
Net realized investment gains and losses	14	26	(46)
Operating income*	$77	$128	(40)
Per Share Data (diluted)
Net income	$0.55	$0.94	(41)
Net realized investment gains and losses	0.09	0.16	(44)
Operating income*	$0.46	$0.78	(41)

Book value	$37.73	$35.41	7
Cash dividend declared	$0.44	$0.4075	8
Weighted average shares outstanding	165.0	164.9	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U. S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 1Q14 Release 1

Insurance Operations First-Quarter Highlights

•	100.3 percent first-quarter 2014 property casualty combined ratio, increased from 91.2 percent for first-quarter 2013.

•	7 percent increase in first-quarter net written premiums, reflecting higher pricing and planned growth from strategic initiatives.

•
$123 million first-quarter 2014 property casualty new business written premiums, down $12 million. Agencies appointed since the beginning of 2013 contributed $5 million or 4 percent to total first-quarter new business written premiums.

•	6 cents per share contribution from life insurance operating income to first-quarter results, down 2 cents from 2013.
Investment and Balance Sheet Highlights

•	5 percent or $7 million rise in first-quarter 2014 pretax investment income, with higher stock portfolio dividends in addition to slightly higher interest income.

•	1 percent three-month rise in fair value of invested assets plus cash at March 31, 2014, including a 1 percent increase for both the equity portfolio and the bond portfolio.

•	$1.591 billion parent company cash and marketable securities at March 31, 2014, up 4 percent from year-end 2013.

Investment Income Leads Profitability
Steven J. Johnston, president and chief executive officer, commented: “Steady income from our investment portfolio offset a modest first-quarter underwriting loss as we helped policyholders recover from widespread severe winter weather. Pretax investment income rose 5 percent driven primarily by higher dividend income from our equity portfolio. Consolidated net operating income was $77 million or $.46 per share compared with $128 million or $.78 per share in last year’s first quarter, which was marked by unusually calm weather.

“Our first-quarter 2014 combined ratio of 100.3 percent included 8.9 percentage points of natural catastrophe losses, an increase of 3.5 points over our five-year first-quarter average. That 8.9 point effect was primarily from $76 million in pretax losses from extreme cold weather during the first week of January, and was within the estimated range previously announced. Losses caused by weather, but not part of a named catastrophe event for the industry, contributed 6.3 points to the first-quarter ratio this year compared with 2.7 points a year ago, partially masking ongoing profitability improvements from pricing precision initiatives, loss cost containment and expense management.”

Steady Growth
“We’re pleased with the progress of our growth initiatives and the premium increases reported by each of our property casualty segments. Consolidated first-quarter net written premiums grew 7 percent, driven primarily by higher pricing. Commercial lines pricing continued to rise on average at a mid-single-digit rate, though lower in that range than in the fourth quarter of 2013. Personal lines average increases also remained at mid-single-digit rates, while excess and surplus lines average pricing increases continued at high-single-digit rates.

“We are disciplined in our risk selection and pricing. Agents and underwriters work closely together to set the right price considering each account’s modeled rate and other risk attributes. To maintain the quality of our overall book and to help policyholders prevent losses, we’ll continue the property inspection program we began last year. In 2014, we plan to inspect nearly 130,000 new and renewal accounts.

“While our independent agency force and marketing territories continue to expand, the main driver for premium growth will come from the excellent relationships we develop with our agencies. As we gradually expand our agency force, we carefully balance our goals for long-term growth with the franchise value that our agents appreciate.

“We continue to provide our agents with tools to communicate the value of Cincinnati policies to the people and businesses in their communities. In the first quarter of 2014, we delivered a comprehensive personal lines sales proposal system to our agents and completed the deployment of CinciPak™, our package program for small business policies, to agents using our commercial policy processing system e-CLAS.”

Staying the Course
“We manage our business to create long-term value for shareholders, policyholders, agents and associates. Natural variability in any one quarter’s results is part of our insurance business and does not sway our confidence.

“Thanks in part to an increase in net unrealized gains in our equity and fixed-income portfolios, book value per share grew $0.52 to $37.73 for the quarter. The board of directors expressed confidence in our financial strength by again raising the indicated cash dividend in January. Our value creation ratio, which considers those dividends as well as growth in book value, was 2.6 percent for the first quarter. We look forward to adding to our value creation as the year progresses.”

CINF 1Q14 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Earned premiums	$979	$889	10
Fee revenues	1	—	nm
Total revenues	980	889	10

Loss and loss expenses	676	524	29
Underwriting expenses	305	287	6
Underwriting (loss) profit	$(1)	$78	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	69.1%	59.0%	10.1
Underwriting expenses	31.2	32.2	(1.0)
Combined ratio	100.3%	91.2%	9.1

			% Change
Agency renewal written premiums	$956	$845	13
Agency new business written premiums	123	135	(9)
Other written premiums	(42)	(10)	(320)
Net written premiums	$1,037	$970	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	62.3%	58.1%	4.2
Current accident year catastrophe losses	9.9	2.0	7.9
Prior accident years before catastrophe losses	(2.1)	(0.3)	(1.8)
Prior accident years catastrophe losses	(1.0)	(0.8)	(0.2)
Loss and loss expense ratio	69.1%	59.0%	10.1

Current accident year combined ratio before catastrophe losses	93.5%	90.3%	3.2

•	$67 million or 7 percent increase in first-quarter 2014 property casualty net written premiums. Growth reflected the effects of initiatives for premium growth and higher pricing.

•
$12 million or 9 percent decrease in first-quarter new business premiums written by agencies, reflecting our disciplined pricing and the effects of our underwriting profitability initiatives that offset positive contributions from new agency appointments and other growth initiatives.

•
1,450 agency relationships in 1,836 reporting locations marketing property casualty insurance products at March 31, 2014, compared with 1,439 agency relationships in 1,811 reporting locations at year-end 2013.

Twenty-seven new agency appointments were made during the first three months of 2014.

•	9.1 percentage-point first-quarter 2014 combined ratio increase, reflecting a 7.7-point increase in losses from weather-related natural catastrophes.

•	3.6 percentage-point first-quarter 2014 increase in the ratio for noncatastrophe weather-related losses.

•
1.7 percentage-point increase, to 62.3 percent, for the three-month 2014 ratio of accident year losses and loss expenses before catastrophes compared with the 12-month accident year 2013 ratio of 60.6 percent, largely due to higher noncatastrophe weather-related losses.

•	3.1 percentage-point first-quarter 2014 benefit from favorable prior accident year reserve development of $29 million, compared with 1.1 points or $10 million for first-quarter 2013.

•	1.0 percentage-point improvement in the first-quarter underwriting expense ratio, largely due to higher earned premiums and ongoing expense management efforts.

CINF 1Q14 Release 3

Commercial Lines Insurance Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Earned premiums	$692	$631	10
Fee revenues	1	—	nm
Total revenues	693	631	10

Loss and loss expenses	469	365	28
Underwriting expenses	222	208	7
Underwriting profit	$2	$58	(97)

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	67.9%	57.8%	10.1
Underwriting expenses	32.0	33.0	(1.0)
Combined ratio	99.9%	90.8%	9.1

			% Change
Agency renewal written premiums	$713	$631	13
Agency new business written premiums	90	97	(7)
Other written premiums	(32)	—	nm
Net written premiums	$771	$728	6

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	59.4%	58.6%	0.8
Current accident year catastrophe losses	8.9	1.1	7.8
Prior accident years before catastrophe losses	0.0	(1.2)	1.2
Prior accident years catastrophe losses	(0.4)	(0.7)	0.3
Loss and loss expense ratio	67.9%	57.8%	10.1

Current accident year combined ratio before catastrophe losses	91.4%	91.6%	(0.2)

•	$43 million or 6 percent increase in first-quarter 2014 commercial lines net written premiums, primarily due to premium growth initiatives and higher pricing.

•
$82 million or 13 percent rise in first-quarter renewal written premiums included commercial lines renewal pricing changes, increasing on average near the low end of the mid-single-digit range, in addition to rising insured exposures.

•	$7 million or 7 percent decrease in first-quarter new business written by agencies, driven by a $6 million decrease for our workers’ compensation line of business.

•
$32 million reduction in net written premium growth from other written premiums, reflecting a small decrease in premiums ceded to reinsurers that was offset by a less favorable adjustment, compared with the first quarter of 2013, for estimated direct written premiums of policies in effect but not yet processed.

•	9.1 percentage-point rise in first-quarter 2014 combined ratio, primarily due to a 8.1-point increase in losses from weather-related natural catastrophes.

•	3.0 percentage-point first-quarter 2014 increase in the ratio for noncatastrophe weather-related losses.

•	0.4 percentage-point first-quarter 2014 benefit from favorable prior accident year reserve development of $3 million, compared with 1.9 points or $12 million for first-quarter 2013.

CINF 1Q14 Release 4

Personal Lines Insurance Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Earned premiums	$254	$231	10

Loss and loss expenses	188	141	33
Underwriting expenses	73	70	4
Underwriting (loss) profit	$(7)	$20	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	74.1%	61.3%	12.8
Underwriting expenses	28.9	30.3	(1.4)
Combined ratio	103.0%	91.6%	11.4

			% Change
Agency renewal written premiums	$218	$195	12
Agency new business written premiums	21	28	(25)
Other written premiums	(8)	(8)	0
Net written premiums	$231	$215	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	67.8%	54.7%	13.1
Current accident year catastrophe losses	13.3	4.8	8.5
Prior accident years before catastrophe losses	(4.5)	3.1	(7.6)
Prior accident years catastrophe losses	(2.5)	(1.3)	(1.2)
Loss and loss expense ratio	74.1%	61.3%	12.8

Current accident year combined ratio before catastrophe losses	96.7%	85.0%	11.7

•	$16 million or 7 percent increase in first-quarter 2014 personal lines net written premiums, largely due to higher renewal written premiums that reflect rate increases.

•
$7 million or 25 percent decrease in first-quarter new business written by agencies, declining as expected due to underwriting actions such as expanded use of higher deductibles, age of roof limitations and more precise pricing.

•	11.4 percentage-point rise in first-quarter 2014 combined ratio, largely reflecting a 7.3-point increase in losses from weather-related natural catastrophes.

•	5.2 percentage-point first-quarter 2014 increase in the ratio for noncatastrophe weather-related losses.

•	7.0 percentage-point first-quarter 2014 benefit from favorable prior accident year reserve development of $17 million, compared with an unfavorable 1.8 points or $4 million for first-quarter 2013.

CINF 1Q14 Release 5

Excess and Surplus Lines Insurance Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Earned premiums	$33	$27	22

Loss and loss expenses	19	18	6
Underwriting expenses	10	9	11
Underwriting profit	$4	$—	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	56.6%	65.2%	(8.6)
Underwriting expenses	30.3	32.8	(2.5)
Combined ratio	86.9%	98.0%	(11.1)

			% Change
Agency renewal written premiums	$25	$19	32
Agency new business written premiums	12	10	20
Other written premiums	(2)	(2)	0
Net written premiums	$35	$27	30

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	80.6%	73.6%	7.0
Current accident year catastrophe losses	3.0	0.1	2.9
Prior accident years before catastrophe losses	(27.1)	(8.8)	(18.3)
Prior accident years catastrophe losses	0.1	0.3	(0.2)
Loss and loss expense ratio	56.6%	65.2%	(8.6)

Current accident year combined ratio before catastrophe losses	110.9%	106.4%	4.5

•
$8 million or 30 percent growth in first-quarter 2014 excess and surplus lines net written premiums, with growth driven by renewal written premiums. Average renewal pricing increased in the high-single-digit range.

•	11.1 percentage-point combined ratio improvement for the first-quarter of 2014, primarily due to more favorable prior accident year reserve development.

•	3.4 percentage-point first-quarter 2014 increase in the ratio for noncatastrophe weather-related losses.

CINF 1Q14 Release 6

Life Insurance Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Term life insurance	$32	$29	10
Universal life insurance	8	5	60
Other life insurance, annuity, and disability income products	8	8	0
Earned premiums	48	42	14
Investment income, net of expenses	35	35	0
Other income	2	1	100
Total revenues, excluding realized investment gains and losses	85	78	9
Contract holders’ benefits	56	44	27
Operating expenses incurred	15	13	15
Total benefits and expenses	71	57	25
Net income before income tax and realized investment gains and losses	14	21	(33)
Income tax	5	7	(29)
Net income before realized investment gains and losses	$9	$14	(36)

•	$6 million or 14 percent increase in three-month 2014 earned premiums, including a 10 percent increase for term life insurance, our largest life insurance product line.

•	$2 million decline to $9 million in three-month 2014 fixed annuity deposits received. Cincinnati Life does not offer variable or indexed products.

•	$5 million decrease in three-month 2014 profit, due in part to less favorable mortality experience.

•
$34 million or 4 percent three-month 2014 increase to $867 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, reflecting an increase in fair value of the fixed-maturity portfolio due to a slight decrease in interest rates.

CINF 1Q14 Release 7

Investment and Balance Sheet Highlights
Investment Operations

(In millions)	Three months ended March 31,
	2014	2013	% Change
Total investment income, net of expenses, pretax	$135	$128	5
Investment interest credited to contract holders	(21)	(21)	0
Realized investment gains and losses summary:
Realized investment gains and losses	24	42	(43)
Change in fair value of securities with embedded derivatives	(1)	1	nm
Other-than-temporary impairment charges	(1)	(2)	50
Total realized investment gains and losses	22	41	(46)
Investment operations profit	$136	$148	(8)

(In millions)	Three months ended March 31,
	2014	2013	% Change
Investment income:
Interest	$104	$102	2
Dividends	32	27	19
Other	1	1	0
Less investment expenses	(2)	(2)	0
Total investment income, net of expenses, pretax	135	128	5
Less income taxes	(32)	(31)	(3)
Total investment income, net of expenses, after-tax	$103	$97	6

Effective tax rate	24.0%	24.3%

Average invested assets plus cash and cash equivalents	$13,571	$12,361
Average yield pretax	3.98%	4.14%
Average yield after-tax	3.04	3.14

Effective fixed-maturity tax rate	27.1%	27.0%
Average fixed-maturity at amortized cost	$8,624	$8,273
Average fixed-maturity yield pretax	4.82%	4.93%
Average fixed-maturity yield after-tax	3.52	3.60

•	5 percent rise in first-quarter 2014 pretax investment income, including 19 percent growth in equity portfolio dividends and 2 percent growth in interest income.

•
$117 million or 5 percent first-quarter 2014 net increase in pretax unrealized investment portfolio gains, including a $29 million increase for the equity portfolio. $20 million of pretax net realized gains were from investment portfolio security sales or called bonds during the first quarter of 2014, including $18 million from the equity portfolio.

CINF 1Q14 Release 8

(In millions except share data)	At March 31,	At December 31,
	2014	2013
Balance sheet data:
Invested assets	$13,678	$13,564
Total assets	17,942	17,662
Short-term debt	104	104
Long-term debt	790	790
Shareholders’ equity	6,168	6,070
Book value per share	37.73	37.21
Debt-to-total-capital ratio	12.7%	12.8%

•	$14.199 billion in consolidated cash and invested assets at March 31, 2014, up 1 percent from $13.997 billion at year-end 2013.

•	$9.180 billion bond portfolio at March 31, 2014, with an average rating of A2/A. Fair value increased $59 million or 1 percent during the first quarter of 2014.

•
$4.426 billion equity portfolio was 32.4 percent of invested assets, including $1.881 billion in pretax net unrealized gains at March 31, 2014. $51 million or 1 percent first-quarter 2014 growth in fair value.

•
$4.308 billion of statutory surplus for the property casualty insurance group at March 31, 2014, down $18 million from $4.326 billion at year-end 2013, after declaring $100 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended March 31, 2014, was

0.9-to-1, unchanged from year-end 2013.

•
Value creation ratio of 2.6 percent for first three months of 2014 included 1.3 percent from net income before net realized investment gains and 1.4 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                Fairfield, Ohio 45014-5141

CINF 1Q14 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2013 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 31.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates or assumptions used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations, such as driverless cars, that could decrease consumer demand for insurance products

•
Delays or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

CINF 1Q14 Release 10

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 1Q14 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2014	2013
Assets
Investments	$13,678	$13,564
Cash and cash equivalents	521	433
Premiums receivable	1,396	1,346
Reinsurance recoverable	546	547
Other assets	1,801	1,772
Total assets	$17,942	$17,662

Liabilities
Insurance reserves	$6,810	$6,701
Unearned premiums	2,035	1,976
Deferred income tax	721	673
Long-term debt and capital lease obligations	834	835
Other liabilities	1,374	1,407
Total liabilities	11,774	11,592

Shareholders’ Equity
Common stock and paid-in capital	1,588	1,588
Retained earnings	4,287	4,268
Accumulated other comprehensive income	1,578	1,504
Treasury stock	(1,285)	(1,290)
Total shareholders’ equity	6,168	6,070
Total liabilities and shareholders’ equity	$17,942	$17,662

(Dollars in millions except per share data)	Three months ended March 31,
	2014	2013
Revenues
Earned premiums	$1,027	$931
Investment income, net of expenses	135	128
Realized investment gains and losses, net	22	41
Other revenues	5	3
Total revenues	1,189	1,103

Benefits and Expenses
Insurance losses and policyholder benefits	732	568
Underwriting, acquisition and insurance expenses	320	300
Interest expense	14	13
Other operating expenses	4	5
Total benefits and expenses	1,070	886

Income Before Income Taxes	119	217

Provision for Income Taxes	28	63

Net Income	$91	$154

Per Common Share:
Net income—basic	$0.56	$0.95
Net income—diluted	0.55	0.94

CINF 1Q14 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for 2014 reconciliations; prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 1Q14 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per outstanding share)	Three months ended March 31,
	2014	2013
Value creation ratio:
End of period book value	$37.73	$35.41
Less beginning of period book value	37.21	33.48
Change in book value	0.52	1.93
Dividend declared to shareholders	0.44	0.4075
Total contribution to value creation ratio	$0.96	$2.3375

Contribution to value creation ratio:
From change in book value*	1.4%	5.8%
From dividends declared to shareholders**	1.2	1.2
Value creation ratio	2.6%	7.0%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(In millions except per share data)	Three months ended March 31,
	2014	2013
Net income	$91	$154
Net realized investment gains and losses	14	26
Operating income	77	128
Less catastrophe losses	(57)	(7)
Operating income before catastrophe losses	$134	$135

Diluted per share data:
Net income	$0.55	$0.94
Net realized investment gains and losses	0.09	0.16
Operating income	0.46	0.78
Less catastrophe losses	(0.34)	(0.04)
Operating income before catastrophe losses	$0.80	$0.82

CINF 1Q14 Release 14

Cincinnati Financial Corporation

Property Casualty Reconciliation

(In millions)	Three months ended March 31,
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$1,037	$771	$231	$35
Unearned premiums change	(58)	(79)	23	(2)
Earned premiums	$979	$692	$254	$33

Statutory ratios:
Statutory combined ratio	98.1%	96.4%	104.6%	87.0%
Contribution from catastrophe losses	8.9	8.5	10.8	3.1
Statutory combined ratio excluding catastrophe losses	89.2%	87.9%	93.8%	83.9%

Commission expense ratio	17.7%	16.4%	20.5%	26.5%
Other expense ratio	11.3	12.1	10.0	3.9
Statutory expense ratio	29.0%	28.5%	30.5%	30.4%

GAAP ratio:
GAAP combined ratio	100.3%	99.9%	103.0%	86.9%
Contribution from catastrophe losses	8.9	8.5	10.8	3.1
Prior accident years before catastrophe losses	(2.1)	0.0	(4.5)	(27.1)
GAAP combined ratio excluding catastrophe losses and prior
years reserve development	93.5%	91.4%	96.7%	110.9%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 1Q14 Release 15